Exhibit 99.1

Cineverse Reports Fourth Quarter and Fiscal Year 2024 Results

Total Revenue of $49.1 Million

Total Direct Operating Margin Increased to 61% from 47%

Selling, General, and Administrative Expenses Decreased By $8.9 Million, or 24%

Adjusted EBITDA of $4.4 Million, an Increase of $4.3 Million from Prior Year

Positive Working Capital of $1.5 Million as of Year End

LOS ANGELES, July 1, 2024 – Cineverse Corp. (“Cineverse” or the “Company”) (NASDAQ: CNVS), a global streaming technology and entertainment company, today announced its financial results for the quarter and fiscal year ended March 31, 2024 (“FY 2024”).

FY 2024 Financial Overview (all comparisons are to the prior fiscal year ended March 31, 2023):

For the fiscal year ended March 31, 2024, the Company’s initiatives to reduce operating costs, optimize our streaming channel portfolio and increase margins continued to have a positive impact on our financial results contributing to Adjusted EBITDA of $4.4 million for the year, up $4.3 million over the prior year.

During the fourth quarter, the Company recorded a $14.0 million non-cash, non-recurring impairment to Goodwill. The Goodwill impairment was required by US GAAP as a result of our market capitalization ($21.8 million as of March 31, 2024) being significantly below our book value. This triggered a required impairment assessment under US GAAP.

In addition, during the first quarter of fiscal year 2025, the Company began to execute on its previously approved share repurchase program and acquired 184 thousand shares through June 30, 2024. The share repurchase program remains in place as previously reported and will continue to be utilized to support our stock price as appropriate.

Chairman's Commentary:

Chris McGurk, Cineverse Chairman and CEO, stated, “Our focus this year has been a concerted drive toward sustainable profitability for the Company. Our full year and fourth quarter results reflect the results of those efforts, with vastly improved operating margins and significantly streamlined cost structure generating positive and growing Adjusted EBITDA and accelerating a rapid trend toward positive annual net income. Excluding the key non-cash Goodwill Impairment and non-operating Metaverse investment loss, we reduced our net loss by $4.8 million or by 58% to $3.4 million for the full year and were virtually break even on net income in this most recent reported quarter. We generated Adjusted EBITDA of $4.4 million, an increase of $4.3 million, despite losing significant revenues from the runoff of our legacy Digital Cinema equipment business and lapping the success last year of the horror phenomenon Terrifier 2. Our direct operating margins improved significantly, to 61% versus 47% in the prior year, reflecting major SG&A cost savings from our Cineverse Services India organization, a unique competitive advantage for us where now we operate with more than half of our total workforce.”

McGurk continued, “Importantly, given what we believe is a vastly undervalued stock equity price that has sustained at that depressed level well below book value for far too long, we began to implement the Company’s previously announced stock repurchase program subsequent to year end. We believe that by repurchasing our significantly undervalued shares we are taking advantage of a significant value-creation opportunity for the Company that will prove itself as we continue to execute our strategic growth and profitability plan.

"Finally, Terrifier 3, the highly anticipated next installment of the Terrifier horror franchise, will be released on October 11, 2024. All of the marketing, streaming, advertising, podcast and human assets of the Company are being geared up to support this film, which we believe will be a major contributor to our growth and profitability.”

FY 2024 Financial Highlights:

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Full-year consolidated revenue was $49.1 million, down from $68.0 million in the prior year, primarily due to prior year legacy Digital Cinema revenues of $12.0 million and revenue of $3.8 million from last year's theatrical success of the horror phenomenon Terrifier 2, which are not included in the current year.
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Streaming revenue of $37.3 million was down from the prior year revenue of $40.4 million, driven by a $6.6 million decrease in advertising-based revenue to $12.5 million from $19.1 million, attributable to our channel optimization efforts and persistent headwinds in the advertising market, partially offset by a 25% increase in subscription-based revenue to $13.5 million from $10.8 million.
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The Company's direct operating costs decreased $17.2 million to $19.1 million, down from $36.4 million. This was driven by lower revenue and significantly improved direct operating margin of 61%, up from 47%, and a $2.3 million decrease in estimated royalty-related liabilities at the fiscal year end as compared to the prior year.
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The Company also achieved an $8.9 million decrease in selling, general and administrative expenses (SG&A) by further leveraging its Cineverse Services India business which was a primary driver of $5.8 million in reduced compensation expense, as well as tighter spending controls.
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Net loss attributable to common stockholders was $21.8 million, or $(1.78) per diluted share, compared to $10.1 million, or $(1.13) per share in the prior year.
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Adjusted EBITDA increased to $4.4 million from $0.1 million in the prior year.
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Working Capital improved to a positive $1.5 million as of March 31, 2024 compared to $(7.8) million as of March 31, 2023 reflecting our improving financial condition.
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Stockholders’ equity was $32.2 million, or $2.62 per weighted average outstanding share for the year, as of March 31, 2024.

Q4 FY 2024 Highlights (all comparisons are to the prior year fiscal quarter ended March 31, 2023):

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Total revenue was $9.9 million compared to $12.5 million, reflecting a decrease in the Company's physical business ($1.3 million), the Digital Cinema ($0.8 million) impact in the prior year quarter, and the impact of our channel portfolio optimization efforts where we have culled lower margin channels, concentrating our resources on higher-return performers.
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The Company's direct operating expenses decreased to $2.0 million from $6.5 million, in part attributable to the reduced fourth quarter estimate of the Company's royalty accrual, leading to a direct operating margin of 79%, as compared to 48% for the prior year quarter. This margin is well above our previously stated margin target of 45% to 50% and we expect future quarters to return to our previously stated targeted margins.
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SG&A expenses decreased by $1.0 million to $6.8 million from $7.8 million, reflecting the impact of our continued cost savings initiatives.
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Adjusted EBITDA increased by $2.4 million to $1.6 million.
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Financial condition overview:
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Cash and cash equivalents of $5.2 million as of March 31, 2024.

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In February 2024, the Company expanded its revolving line of credit facility with East West Bank from $5.0 million to $7.5 million.
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In June 2024, the Company was notified in writing by EWB that it intends to extend the maturity date of the Line of Credit Facility to September 15, 2025, subject to definitive documentation.
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Digital content library valued in FY 2024 at $26 million to $30 million in a third-party appraisal, compared to a book value of $2.6 million as of March 31, 2024.

Operational Developments During the Quarter

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Announced partnership with Google Cloud to launch cineSearch, a conversational search & discovery (SAND) tool for film and television content, with a public beta subsequently launched in May 2024.
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Expanded existing credit line with East West Bank to $7.5 Million – further strengthening Cineverse’s balance sheet without equity dilution.
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Debuted Dog Whisperer with Cesar Milan FAST channel – featuring every episode of the beloved series – on Amazon Freevee.
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Activated Matchpoint at CES 2024 – saw significant lead generation and potential revenue generation from event.
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Launched Cineverse 360 Audience Network, a new ad platform which brings advertisers a scalable solution for reaching enthusiast audiences across a network of Cineverse and third-party publishers.
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Reached a multi-year extension of its partnership with Konami Cross Media NY, Inc., solidifying the Company's position as a leader in the streaming anime landscape.
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Premiered Sid & Marty Krofft Channel – featuring 50 years of iconic shows now made available as VOD offering on Roku Channel, Cineverse, Dove Channel and Midnight Pulp. This marks a historic re-release of the remastered library – making the culture-defining shows available on digital platforms for the first time thanks to Cineverse’s proprietary streaming technology, Matchpoint.
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Partnered with Peacock to exclusively stream the documentary film, Represent, which follows hopefuls, as they compete for spots on the first U.S. Olympic women's surfing team, as well as ON FIRE, a true and harrowing survival drama.
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Terry City, Ad Industry Veteran from Yahoo!, Buzzfeed, Tastemade and Variety, joined Cineverse as SVP and Head of Cineverse 360.

Operational Developments Subsequent to Quarter-End

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Set release date for “Terrifier 3” – the highly anticipated follow up to runaway hit, “Terrifier 2” – for October 11, 2024. Announced Iconic Events as theatrical distribution partner.
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Announced the capability to provide robust, cost-streaming workforce solution to Matchpoint customers through the Company's India-based Cineverse Services India.
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Expanded wildly successful Bob Ross Universe with episodes remastered in HD & 4K for the first time ever – along with exclusive new ambient viewing content “The Bob Ross Gallery Collection” series.
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Expanded podcast network to explosive growth - yielding a 49% revenue surge over the last 60 days.
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Announced partnerships with Gracenote, Vionlabs and Datatonic to enhance the Company's conversational AI-Powered content discovery tool, cineSearch.
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Announced numerous channel launches on Xfinity, Xumo, Zone-ify and DIRECTV – driving additional distribution to unlock the potential for revenue growth.

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Announced a new distribution deal with Australia-based Network 10, a division of Paramount Global, to bring 10 play's FAST channels.

President's Commentary:

Erick Opeka, President and Chief Strategy Officer, added, "We made considerable progress during the quarter building out our direct sales teams for advertising and technology, expanding our technology partnerships, and scaling the distribution of our audio and video content businesses, all while continuing to optimize both operating and SG&A costs. The streaming business is currently operating at greater than 50% direct operating margins, and with our recent efforts at model optimization, we can sustainably maintain or even expand those margins as our new, margin-rich technology products and services begin to contribute to the top line.

During the quarter, we secured carriage agreements for The Dog Whisperer Channel with nearly all hardware manufacturers and FAST streaming services in North America, and we expect 100% carriage within the next quarter. The channel's performance has exceeded our expectations in the short period it has been in the market, outperforming our top channels by up to 40% on key platforms. If this trend continues, we expect this channel to rapidly become one of our highest-revenue FAST channels in the market. We plan on fully localizing and distributing this channel globally as various territories revert to us over the coming quarters. We also secured initial contractual placements for The Sid and Marty Krofft Channel and GoPro, and given the market's interest in both sports and retro content, we expect considerable expansion of distribution leading up to the end of this year. Finally, we have had considerable success launching our kids vertical, with nearly 45 million minutes streamed in the first month alone. We expect significant expansion of that business as well and are working on new advertising products for the market focused on the monetization of kids & family content.

On the sales front, we tripled the size of our direct advertising sales force with experienced executives and closed major campaigns with Focus Features, Amazon Prime Video, SimpliSafe Home Security, 20th Century Fox, Master Class, A24 Studios, and many more. We expect to see a significant percentage of our inventory shift to higher-margin direct sales over the next several quarters. Additionally, we are expanding our sales team to handle the rapidly growing footprint of our Podcast Network, which currently ranks #7 in North America in terms of download volume at 12 million monthly downloads. We believe there is significant revenue upside in this business that we will be able to realize as we focus on dramatically increasing monetization over the next two quarters. Lastly, we also hired our head of sales for our technology business and expect the first SaaS deals to close from that sales pipeline in early July. Given our product suite's ability to meet the rapidly growing demand by platforms and OEMs to build out their ad-supported content initiatives, we expect to see considerable growth in sales of Matchpoint Dispatch to support the market's insatiable demand for ad-supported content.”

Opeka continued, “Finally, we made considerable strides in our AI strategy. We successfully launched the cineSearch beta during the quarter and are currently in a dual-track effort to refine our AI models and focus on commercialization. We plan on deploying the product in cloud marketplaces in the coming months and are also engaging in early commercial conversations with various device manufacturers intrigued by the idea of enabling an AI-based search capability within their own streaming services. We are actively leveraging our Matchpoint dispatch technology to meet the growing demand for high-quality training data across general and specialized AI models, engaging in advanced discussions with model developers and content partners to provide the industry's largest and most refined video training dataset. Drawing on our decades of experience as a content aggregator and our proprietary technology, we are uniquely positioned to address the needs of both content owners and AI companies at an unprecedented scale, potentially revolutionizing the AI training landscape. We expect to make additional announcements on these developments later in the current quarter."

Conference Call

Cineverse will host a conference call at 4:30 p.m. ET (Monday, July 1, 2024), during which management will discuss the results of the fiscal year ended March 31, 2024. To participate in the conference call, please use the following dial-in numbers:

United States (Local): +1 404 975 4839

United States (Toll-Free): +1 833 470 1428
Canada (Toll-Free): +1 833 950 0062
Access Code: 274103

The conference call can also be accessed by webcast at the Investors section of the Company's website at https://investor.cineverse.com/events-and-presentations. Those who are unable to attend the live conference call may access the recording at the above webcast link, which will be made available shortly after the conclusion of the call.

About Cineverse

Cineverse’s advanced, proprietary technology drives the distribution of over 70,000 premium films, series, and podcasts to more than 150 million unique viewers monthly. From providing a complete streaming solution to some of the world’s most recognizable brands, to super-serving their own network of fan channels, Cineverse is powering the future of Entertainment. For more information, please visit www.cineverse.com. (NASDAQ: CNVS)

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cineverse officials during presentations about Cineverse, along with Cineverse's filings with the Securities and Exchange Commission, including Cineverse's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings, or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cineverse's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties, and assumptions about Cineverse, its technology, economic and market factors, and the industries in which Cineverse does business, among other things. These statements are not guarantees of future performance, and Cineverse undertakes no specific obligation or intention to update these statements after the date of this release.

For additional information, please contact:

Julie Milstead

424-281-5411

investorrelations@cineverse.com

CINEVERSE CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	As of
	March 31,	March 31,
	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$5,167	$7,152
Accounts receivable, net	8,667	20,846
Unbilled revenue	6,439	2,036
Employee retention tax credit	1,671	2,085
Content advances	9,345	3,724
Other current assets	1,432	1,734
Total Current Assets	32,721	37,577
Equity investment in A Metaverse Company, a related party, at fair value	362	5,200
Property and equipment, net	2,276	1,833
Intangible assets, net	18,328	19,868
Goodwill	6,799	20,824
Content advances, net of current portion	2,551	1,421
Other long-term assets	1,341	1,265
Total Assets	$64,378	$87,988
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$20,817	$34,531
Line of credit, including unamortized debt issuance costs of $81 and $76, respectively	6,301	4,924
Current portion of earnout and deferred consideration on purchase of business	3,294	5,232
Operating lease liabilities	401	418
Current portion of deferred revenue	436	226
Total Current Liabilities	31,249	45,331
Deferred consideration on purchase, net of current portion	457	2,647
Operating lease liabilities, net of current portion	462	863
Other long-term liabilities	59	74
Total Liabilities	$32,227	$48,915
Stockholders’ Equity
Preferred stock	$3,559	$3,559
Common stock	194	185
Additional paid-in capital	545,996	530,998
Treasury stock, at cost	(11,978)	(11,608)
Accumulated deficit	(504,153)	(482,395)
Accumulated other comprehensive loss	(345)	(402)
Total stockholders’ equity of Cineverse Corp.	33,273	40,337
Deficit attributable to noncontrolling interest	(1,122)	(1,264)
Total equity	32,151	39,073
Total Liabilities and Equity	$64,378	$87,988

CINEVERSE CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)
Revenues	$9,863	$12,548	$49,131	$68,026
Operating expenses
Direct operating	2,033	6,505	19,131	36,364
Selling, general and administrative	6,816	7,803	27,904	36,819
Depreciation and amortization	984	855	3,771	3,763
Goodwill impairment	14,025	—	14,025	—
Total operating expenses	23,859	15,163	64,831	76,946
Operating loss	(13,995)	(2,615)	(15,700)	(8,920)
Interest expense	(286)	(410)	(1,066)	(1,290)
Loss from investment in Metaverse, a related party	(538)	—	(4,299)	(1,828)
Employee retention tax credit	—	—	—	2,475
Other income (expenses), net	141	69	(190)	(13)
Net loss before income taxes	(14,678)	(2,955)	(21,255)	(9,575)
Income tax benefit (expense)	2	(119)	(10)	(119)
Net loss	(14,676)	(3,075)	(21,265)	(9,694)
Net income attributable to noncontrolling interest	(48)	(4)	(142)	(39)
Net loss attributable to controlling interests	(14,724)	(3,079)	(21,407)	(9,734)
Preferred stock dividends	(87)	(87)	(350)	(351)
Net loss attributable to common stockholders	$(14,811)	$(3,166)	$(21,757)	$(10,085)

Net loss per share attributable to common stockholders:
Basic	$(1.10)	$(0.35)	$(1.78)	$(1.13)
Diluted	$(1.10)	$(0.35)	$(1.78)	$(1.13)

Weighted average shares of common stock outstanding:
Basic	13,525	8,995	12,253	8,889
Diluted	13,525	8,995	12,253	8,889

Adjusted EBITDA

We define Adjusted EBITDA to be earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, merger and acquisition costs, restructuring, transition and acquisitions expense, net, goodwill impairment and certain other items.

Adjusted EBITDA is not a measurement of financial performance under GAAP and may not be comparable to other similarly titled measures of other companies. We use Adjusted EBITDA as a financial metric to measure the financial performance of the business because management believes it provides additional information with respect to the performance of its fundamental business activities. For this reason, we believe Adjusted EBITDA will also be useful to others, including our stockholders, as a valuable financial metric.

We present Adjusted EBITDA because we believe that Adjusted EBITDA is a useful supplement to net income (loss) from continuing operations as an indicator of operating performance. We also believe that Adjusted EBITDA is a financial measure that is useful both to management and investors when evaluating our performance and comparing our performance with that of our competitors. We also use Adjusted EBITDA for planning purposes and to evaluate our financial performance because Adjusted EBITDA excludes certain incremental expenses or non-cash items, such as stock-based compensation charges, that we believe are not indicative of our ongoing operating performance.

We believe that Adjusted EBITDA is a performance measure and not a liquidity measure, and therefore a reconciliation between net income (loss) from operations and Adjusted EBITDA has been provided in the financial results. Adjusted EBITDA should not be considered as an alternative to net income (loss) from operations as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of cash flows, in each case as determined in accordance with GAAP, or as a measure of liquidity. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Following is the reconciliation of our consolidated net (loss) income to Adjusted EBITDA (in thousands):

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)
Net loss	$(14,676)	$(3,075)	$(21,265)	$(9,694)
Add Backs:
Income tax (benefit) expense	(2)	119	10	119
Depreciation and amortization	984	855	3,771	3,763
Interest expense	286	410	1,066	1,290
Stock-based compensation	347	564	1,439	4,470
Loss from equity investment in Metaverse, a related party	538	—	4,299	1,828
Employee retention tax credit	—	—	—	(2,475)
Provision for credit losses	—	—	—	54
Goodwill impairment	14,025	—	14,025	—
Other (income) expense, net	(142)	95	(140)	13
Net income attributable to noncontrolling interest	(48)	(4)	(142)	(39)
Transition-related costs	241	170	1,335	541
Mergers and acquisitions costs	—	—	—	207
Adjusted EBITDA	$1,553	$(867)	$4,398	$76